Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stacy Feit
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY TO PRESENT AT UPCOMING

VIRTUAL INVESTOR CONFERENCES

Calabasas Hills, Calif., – May 26, 2021 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced that David Gordon, President, and Matthew Clark, Executive Vice President and Chief Financial Officer, will present at the following virtual investor conferences:

•	William Blair 41st Annual Growth Stock Conference on June 2, 2021 at 11:40 a.m. Eastern Time
•	Baird 2021 Global Consumer, Technology & Services Conference on June 8, 2021 at 11:25 a.m. Eastern Time.

The presentations will be webcast on the Company’s website at investors.thecheesecakefactory.com. Replays will be available for seven days following the live presentations.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated is a leader in experiential dining. We are culinary forward and relentlessly focused on hospitality. Delicious, memorable experiences created by passionate people – this defines who we are and where we are going. We currently own and operate 299 restaurants throughout the United States and Canada under brands including The Cheesecake Factory®, North Italia® and a collection within the Fox Restaurant Concepts subsidiary. Internationally, 28 The Cheesecake Factory® restaurants operate under licensing agreements. Our bakery division operates two facilities that produce quality cheesecakes and other baked products for our restaurants, international licensees and third-party bakery customers. In 2021, we were named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the eighth consecutive year. To learn more, visit www.thecheesecakefactory.com, www.northitalia.com and www.foxrc.com.

From FORTUNE. ©2021 Fortune Media IP Limited. FORTUNE 100 Best Companies to Work For is a trademark of Fortune Media IP Limited and is used under license. FORTUNE and Fortune Media IP Limited are not affiliated with, and do not endorse products or services of, Licensee.

The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100